February 2016
Pricing Sheet dated February 29, 2016 relating to
Preliminary Terms No. 775 dated February 1, 2016
Registration Statement No. 333-200365
Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Trigger PLUS Based on the Value of the EURO STOXX 50® Index due March 3, 2022

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING Terms – fEBRUARY 29, 2016
Issuer:	Morgan Stanley
Maturity date:	March 3, 2022
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$2,511,300
Payment at maturity:

If the final index value is greater than the initial index value: $10 + leveraged upside payment

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level: $10

If the final index value is less than the trigger level: $10 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 and will represent a loss of more than 35%, and possibly all, of your investment.

Leveraged upside payment:	$10 × leverage factor × index percent increase
Leverage factor:	170%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value divided by the initial index value
Initial index value:	2,945.75, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	1,914.738, which is approximately 65% of the initial index value
Valuation date:	February 28, 2022, subject to adjustment for non-index business days and certain market disruption events
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	February 29, 2016
Original issue date:	March 3, 2016 (3 business days after the pricing date)
CUSIP / ISIN:	61765U795 / US61765U7954
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:	$9.285 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Trigger PLUS	$10	$0.30(1)
		$0.05(2)	$9.65
Total	$ 2,511,300	$87,895.50	$2,423,404.50
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. The Trigger PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Trigger PLUS.

Preliminary Terms No. 775 dated February 1, 2016

Product Supplement for PLUS dated November 19, 2014	Index Supplement dated November 19, 2014

Prospectus dated February 16, 2016

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.